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Exhibit 21.1

        We currently conduct some of our operations through four wholly owned-subsidiaries and one partially owned subsidiary. The following chart provides some information about those subsidiaries:

Name and Headquarters	Place of Formation
Chemotrade GmbH Dusseldorf, Germany	Germany
IUT Detection Technologies, Inc.	Colorado, USA
Isonics Homeland Security and Defense Corporation	Delaware, USA
Isonics Vancouver, Inc.	Washington, USA
Protection Plus Security Consultants, Inc.	New York, USA
Institut fur Umwelttechnologien GmbH	Germany
Interpro Zinc, LLC*	Colorado

  *
  inactive

        Each of the subsidiaries does business under its own name.

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  Exhibit 21.1